Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Acasti Pharma Inc.

We consent to the use of our report dated June 6, 2017 with respect to the financial statements of Acasti Pharma Inc., which comprise the statements of financial position as at March 31, 2017 and February 29, 2016, the statements of earnings and comprehensive loss, changes in equity and cash flows for the thirteen-month period ended March 31, 2017 and the years ended February 29, 2016 and February 28, 2015, and notes, comprising a summary of significant accounting policies and other explanatory information, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 6, 2017 contains an emphasis of matter paragraph that states that Acasti Pharma Inc. has incurred operating losses and negative cash flows from operations since inception, that its current assets as at March 31, 2017 are projected to be significantly less than needed and that its future operations are dependent on obtaining additional financing, which, along with other matters as set forth in 2(c) in the financial statements, indicate the existence of a material uncertainty that casts substantial doubt about Acasti Pharma Inc.’s ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary if the going concern basis was not appropriate. Our report dated June 6, 2017 also contains an “other matter” paragraph that states that the financial statements of Acasti Pharma Inc. as at February 28, 2017 and for the twelve-month and one-month periods ended February 28, 2017 and March 31, 2017 respectively are unaudited and we do not express an opinion on them.

/s/ KPMG LLP*

September 29, 2017

Montréal, Canada

* CPA auditor, CA, public accountancy permit No. A119178

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.